Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Audacy Inc. (formerly Entercom Communications Corp, the “Company”) of our report dated March 2, 2020 relating to the financial statements which appears in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021.

/s/ PricewaterhouseCoopers LLP

Philadelphia, PA

May 10, 2022